Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	08/26/2002

Servicing Certificate	Group 1
Beginning Pool Balance	623,303,536.83
Beginning PFA	0.00
Ending Pool Balance	605,089,244.86
Ending PFA Balance	-
Principal Collections	18,214,291.97
Principal Draws	-
Net Principal Collections	18,214,291.97
Active Loan Count	17,149

Interest Collections	4,515,001.42

Weighted Average Net Loan Rate	8.84580%
Substitution Adjustment Amount	0.00

Excess Cash	1,731,390.63

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	207,607,812.68	187,662,130.08	0.7364324	19,945,682.60	363,544.35	0.00	28.21%	1.970%
Class A-2	53,199,000.00	53,199,000.00	1.0000000	0.00	205,259.48	0.00	8.00%	4.630%
Class A-3	161,817,000.00	161,817,000.00	1.0000000	0.00	713,343.28	0.00	24.33%	5.290%
Class A-4	109,924,000.00	109,924,000.00	1.0000000	0.00	549,620.00	0.00	16.52%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	415,762.50	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	5,299,724.15
Overcollateralization Amount Increase (Decrease)	1,731,390.63
Outstanding Overcollateralization Amount	7,031,114.78
Target Overcollateralization Amount	13,319,415.23

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,016,436.29		30	0.17%
Delinquent Loans (60 Days)*	443,313.50		12	0.07%
Delinquent Loans (90 Days)*	85,983.38		2	0.01%
Delinquent Loans (120 Days)*	116,016.12		3	0.02%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Bankruptcy	615,943.65		12	0.10%
Foreclosures	14,970.07		1	0.00%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.00%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	6,939.28

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	182,779.61

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0